Exhibit (j)(2)

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated May 19, 2004, relating to the financial statements and financial highlights which appear in the March 31, 2004 Annual Reports to Shareholders of Columbia Large Company Index Fund, Columbia Small Company Index Fund and Columbia U.S. Treasury Index Fund, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights" and "Independent Registered Public Accounting Firm" in such Registration Statement.



PricewaterhouseCoopers LLP

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts
July 26, 2004